As filed with the Securities and Exchange Commission on October 26, 2006

                           File No. 333-127915

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               Amendment No. 2

                                    to the

                                   FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             VITAL PRODUCTS, INC.
              (Name of small business issuer in its charter)

Delaware                                 3089                    98-0464272
(State of other jurisdiction (Primary Standard Industrial       (IRS Employer
of incorporation)            Classification Code Number) Identification Number)


                              35 Adesso Drive
                              Concord, Ontario
                              Canada  L4K 3C7
                              (416) 650-5711

        (Address and telephone number of principal executive offices)

              35 Adesso Drive Concord, Ontario Canada  L4K 3C7

(Address of principal place of business or intended principal place of business)

                           Michael Levine, President
                               35 Adesso Drive
                              Concord, Ontario
                               Canada  L4K 3C7
                                (416) 650-5711

        (Name, address and telephone number of agent for service)

                        Copies of communications to:

                            Amy M. Trombly, Esq.
                           Trombly Business Law
                          1320 Centre St., Ste. 202
                            Newton, MA  02459
                             (617) 243-0060


        Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

        If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                PROSPECTUS

                           VITAL PRODUCTS, INC.

                 OFFERING UP TO 4,500,000 COMMON SHARES

This prospectus relates to the sale of up to 4,500,000 shares of our common stock by several selling stockholders who are identified on page 12 of this prospectus. All costs associated with this registration will be borne by us.

The shares of our common stock are not currently traded.

                             ____________________

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE
              SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The selling shareholders will sell at a price of between $0.50 and $1.00 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We intend to seek a listing on the Over the Counter Bulletin Board but we may not be successful.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Subject to Completion, the date of this Prospectus is October 26, 2006.

                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                                         5
RISK  FACTORS                                                               6
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS              6
USE OF PROCEEDS                                                            11
DETERMINATION  OF  OFFERING  PRICE                                         11
SELLING  SECURITY  HOLDERS                                                 12
PLAN  OF  DISTRIBUTION                                                     13
LEGAL  PROCEEDINGS                                                         14
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS         15
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT      16
DESCRIPTION  OF  SECURITIES                                                17
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                 17
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES                                                         17
DESCRIPTION  OF  BUSINESS                                                  17
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION           20
DESCRIPTION  OF  PROPERTY                                                  22
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                         23
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS            23
EXECUTIVE  COMPENSATION                                                    23
FINANCIAL  STATEMENTS                                                F1 - F50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.                                                    24

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                            VITAL PRODUCTS, INC.

We incorporated in the State of Delaware on May 27, 2005. We commenced business under the Vital Products name in June 2005, after having purchased the assets of the childcare division of On the Go Healthcare, Inc. All of our business lines were obtained through the acquisition of the childcare division
of On the Go Healthcare, Inc.   We manufacture two products under the "Vital
Products" name: a padded training seat that helps toddlers with potty training, and a baby bath with a contoured shape to cradle babies 0-6 months old. All of our business lines were acquired from On the Go Healthcare, Inc., which conducted our business lines under different management and with different resources and capitalization prior to May 27, 2005. These business lines were not profitable while conducted by On the Go Healthcare, Inc.

We have included historical financial statements in this prospectus that we obtained from On the Go Healthcare that reflect the historical performance of these products lines. However, we believe that these financials provide almost no value in evaluating our current prospects because those financial results were generated as part of another company operated by different management as part of a larger organization in a different location. That organization had different resources, capitalization, priorities and strategies than we do.
As a result, we believe you should carefully consider how to evaluate the financials presented in this prospectus in weighing your investment decision.

Our common stock is not publicly traded.

HOW TO CONTACT US

Our principal executive offices are located at 35 Adesso Drive Concord, Ontario Canada L4K 4Y2. Our telephone number is (416) 650-5711.


SALES BY OUR SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 4,500,000 shares of our common stock by several selling shareholders.

The Offering


Common stock offered             4,500,000 shares

Use of proceeds                  We will not receive any proceeds from the
                                 sale by the selling stockholders of our
                                 common stock.

Symbol for our common stock      Our common stock is not currently traded.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our "Risk Factor" section and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                                 RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.


RISKS RELATED TO OUR BUSINESS

WE ARE NOT CURRENTLY PROFITABLE AND WE MAY NEVER BECOME PROFITABLE.

Our future operations may not be profitable if we are unable to develop our business. Our ability to raise revenues and profits, if any, will depend upon various factors, including whether we will be able to raise funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR CHILDCARE PRODUCTS.

We commenced operations in June 2005 and have engaged in limited business activities manufacturing and marketing child products. We purchased our product lines from On the Go Healthcare, Inc. We have included historical financial statements in this prospectus that we obtained from On the Go Healthcare that reflect the historical performance of these products lines. However, we believe that these financials provide almost no value in evaluating our current prospects because those financial results were generated as part of another company operated by different management as part of a larger organization in a different location. That organization had different resources, capitalization, priorities and strategies than we do. As a result, we believe you should carefully consider how to evaluate the financials presented in this prospectus in weighing your investment decision. Additionally, although the assets we purchased have some historical context, our company will still face demands typically faced by start-up companies. We may experience problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. These include, but are not limited to, unanticipated problems and costs related to development, regulatory compliance, production, marketing, economic and political factors and competition. We may not be able to develop, provide at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE GRANTED ON THE GO HEALTHCARE, INC. A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND, IF WE DEFAULT ON OUR FINANCING ARRANGEMENT WITH THEM, THEY HAVE THE RIGHT TO TAKE SUBSTANTIALLY ALL OF OUR ASSETS.

In order to satisfy our obligation to issue Notes Payable as part of our acquisition of assets from On the Go Healthcare, in July 2005 we issued two promissory Notes totaling $1,005,000. In February 2006, we replaced the two promissory Notes with two new Secured Promissory Notes totaling $1,206,000 which included $201,000 of accrued interest. We must repay the Secured Promissory Notes one year after the Securities and Exchange Commission declares this registration statement effective. The Secured Promissory Notes pay 20% simple annual interest. We may prepay the Notes at any time with accrued interest and without penalty.

To secure these Notes, we granted to On the Go Healthcare a security interest in our assets. If we do not repay the Notes according to their terms, On the Go Healthcare will have the right to seize substantially all of our assets. Additionally, On the Go Healthcare could liquidate our
assets and retain any and all of the funds from the liquidation.   If this
happens, it is extremely likely our business will end and you will lose your whole investment.

WE MAY NOT BE ABLE TO OBTAIN RAW MATERIALS FOR OUR CHILDCARE LINE AT AN ACCEPTABLE COST TO MAKE OUR PRODUCTS, AND THEREFORE, WE MAY NOT BE ABLE TO GENERATE REVENUES.

We rely on the performance and cooperation of independent suppliers and vendors of raw materials for our childcare line whose services are and will be a material part of our products. We do not have, nor will we have, any direct control over these third parties. Furthermore, we do not have any formal agreements with our suppliers. Our President, Michael Levine, has established relationships with the suppliers of our foam, plastic, cardboard and flexible PVC raw materials. If these relationships end and we are unable to obtain raw materials at an acceptable cost, we will not be able to produce our products, and therefore, we may not be able to generate revenues. Six Points Plastics, Inc. supplies us with the plastic pellets used to make molded plastic. We could find a replacement should we lose this supplier, however, it would be at some expense. Our foam supplier, Valle Foam Industries, is one of the few companies in Canada who supplies the foam used in the padded toddler training seat, therefore it would be difficult to find a cost-effective replacement. Any other suppliers, however, can be replaced at no cost and therefore do not pose any risk.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES.

We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. We will require additional funds to enable us to operate profitably and grow our business. We believe we will need $100,000 to $150,000 to run our business for the twelve months after the SEC declares this registration statement effective. We anticipate that we will need $75,000 of those funds for accounting and legal costs and the rest would be used for working capital including rent and salaries. We had initially received a commitment from Dutchess Private Equities Fund for an Equity Line of Credit, however we could not include the shares required by the Equity
Line funding on this registration statement. As a result, we had to terminate the Equity Line financing with Dutchess. We believe, based on our discussions and history with Dutchess, that Dutchess may still provide financing to us in the future. However, there is no guarantee that Dutchess will provide the financing we need.

The financing we need may not be available on terms acceptable to us or at all. We currently have no bank borrowings and we may not be able to arrange any debt financing. Additionally, we may not be able to successfully consummate offerings of stock or other securities in order to meet our future capital requirements. If we cannot raise additional capital through issuing stock or creating debt, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS HAVE CONTROL OVER OUR POLICIES AND AFFAIRS AND THEY MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

Our original shareholders own approximately 51% of our voting securities. The original shareholders will control our policies and affairs and all corporate actions requiring shareholder approval, including the election of directors. Additionally, these holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

WE DO NOT OWN PATENTS ON OUR PRODUCTS AND, IF OTHER COMPANIES COPY OUR PRODUCTS, OUR REVENUES MAY DECLINE WHICH MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

We do not own patents on our products and we do not intend to file for patent protection on those products. We do not currently have the capital required to register any patent and would not be able to expend the funds necessary to defend a patent if it was infringed. At this time, we believe that the benefit of obtaining patents would be outweighed by their expense.
Therefore, another company could recreate our products and could compete against us, adversely affecting our revenues.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships. We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN INCREASING COSTS AS WELL AS A DECREASE IN OUR STOCK PRICE.

As of October 7, 2006 we had three full-time employees. We intend to expand our customer base and develop new products. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

IF WE LOSE THE RESEARCH AND DEVELOPMENT SKILLS AND MANUFACTURING CAPABILITIES OF OUR FOUNDER, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

Michael Levine founded Vital Products. He invested the necessary start-up costs from his personal finances and he is our chief product engineer.
In addition, Mr. Levine has relationships with our key raw material suppliers. These relationships with our raw material suppliers afford us access to valuable resources that help ensure raw product availability on time that is competitively priced. Our success depends in large part upon Mr. Levine's contacts in this industry. If we were to lose the benefit of his services, our ability to obtain raw materials at an affordable price would be adversely effected which would have a negative impact on or operations. We presently have no employment agreement with Mr. Levine.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated November 22, 2005, our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern in our financial statements for the period from our incorporation on May 27, 2005 to July 31, 2005. The auditors raised concerns about our ability to continue as a going concern as a result of losses during the period and working capital deficit. The auditors also raised concerns about our need to obtain additional financing to continue our operations. We may not be able to obtain sufficient additional funds in the future. The auditors also state that these conditions cause substantial doubt about our ability to continue as a going concern. A failure to continue as a going concern would require that stated amounts of assets and liabilities be reflected on a liquidation basis that could differ from the going concern basis.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

A TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK AND YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO SELL YOUR SHARES FOR THE FORESEEABLE FUTURE.

Our common stock does not currently trade in any market or exchange. As of July 31, 2006, we had only 12 shareholders. This number of shareholders will not be sufficient to build a trading market and we may not sufficiently expand our number of shareholders for the foreseeable future. We intend to list our shares on the Over the Counter Bulletin Board but we may not be successful in making that listing. If a trading market does not develop for our common stock, you may find it difficult or impossible to sell your shares.



"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

IF OUR STOCK DOES TRADE IN A MARKET OR EXCHANGE, OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR COMMON STOCK AT OR ABOVE THE PRICE YOU PAID.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. Additionally, we are not selling shares in this offering. The selling shareholders will sell their shares at such prices and such times as they determine. It is possible that they may not sell their shares at all. We believe the selling stockholders will sell at a range of $0.50 to $1.00 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We intend to seek a listing on the OTC Bulletin Board but we may not be successful. The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

        - Quarterly variations in our results of operations or those of our competitors.

        - Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

        - The emergence of new sales channels in which we are unable to compete effectively.

        - Our ability to develop and market new and enhanced products on a timely basis.

        - Commencement of, or our involvement in, litigation.

        - Any major change in our board or management.

        - General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.


WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We expect to include at least $25,000 in legal expenses and $50,000 in accounting expenses to comply with SEC reporting requirements. Additionally, we expect to pay at least $50,000 in salaries to our employees for their time required to comply with SEC reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.


                                USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering.


                        DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established in any trading market or exchange where our shares are listed or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares. The selling stockholders will sell at a range of $0.50 to $1.00 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

                            SELLING SECURITY HOLDERS

Based upon information available to us as of October 23, 2006, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.


Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address      Ownership   Number of    Number of Shares   Percentage
of beneficial owner   Before      Shares        Owned After       Owned After
                      Offering    Offered        Offering(1)      Offering (2)
----------------------------------------------------------------------------
Nadav Elituv (3)            500,000      500,000         -0-             0%
53 Theodore Pl.
Thornhill, Ontario
Canada  L4J 8E4

The Cellular                500,000      500,000         -0-             0%
Connection Ltd. (4)
P.O. Box 562
Richmond Hill, Ontario
Canada L4B 4R6

Ari Blaine (5)              500,000      500,000         -0-             0%
7 Felica Court
Thornhill, Ontario
Canada L4J 5K6

Simeon Wohlberg (6)         500,000      500,000         -0-             0%
30 Morgan Street
Stamford, CT 06905

Brett W. Gold (7)           500,000      500,000         -0-             0%
60 Sutton Place SP #6EN
New York, NY  10022

Al Kau (8)                  500,000      500,000         -0-             0%
33671 Chula Vista
Monarch Beach,
CA 92629

Doug Clark (9)              500,000      500,000         -0-             0%
11220 Guelph Line
Campbellville, Ontario
Canada LOP 1B0

Trust to Benefit On       1,000,000    1,000,000         -0-             0%
the Go Shareholders (10)
85 Corstate Avenue,
Unit #1 Concord,
Ontario Canada L4K 4Y2

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 10,750,000 shares outstanding as of October 23, 2006.

(3) Mr. Elituv received 500,000 shares of common stock on May 27, 2005 for services related to the purchase of our assets. Mr. Elituv has received compensation from On the Go Healthcare for brokering several acquisitions made by On the Go Healthcare.

(4) The principal of The Cellular Connection Ltd is Stuart Turk. We issued restricted shares pursuant to a services agreement with The Cellular Connection, Ltd. on May 27, 2005. Stuart Turk is the Chief Executive Officer of On the Go Healthcare.

(5) Mr. Blaine received 500,000 shares of common stock on May 27, 2005 for Investor Relations services.

(6) Mr. Wohlberg received 500,000 shares of common stock on May 27, 2005 for Investor Relations services.

(7) Mr. Gold received 500,000 shares of common stock on May 27, 2005 for Investor Relations services.

(8) Mr. Kau received 500,000 shares of common stock on May 27, 2005 for Investor Relations services.

(9) Mr. Clark received 500,000 shares of common stock on May 27, 2005 for integration services.

(10) Amy M. Trombly is trustee of the Vital Products, Inc. Trust. As such, she has voting and dispositive control over the shares in accordance with the terms of the trust. Ms. Trombly disclaims beneficial ownership of the trust. The shares were issued on May 27, 2005 as part of a transaction with On the Go Healthcare, Inc. to acquire certain assets.

                                PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

     - in transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

     - in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     - at prices related to such prevailing market prices, or

     - in negotiated transactions, or

     - in a combination of such methods of sale; or

     - any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

    - engage in any stabilization activity in connection with any of the shares;

    - bid for or purchase any of the shares or any rights to acquire the shares,

    - attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

    - effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.


LEGAL PROCEEDINGS

We are not aware of any litigation or potential litigation affecting us, our officers or directors or our assets.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of February 21, 2006, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualified. All of the officers serve at the pleasure of our Board of Directors.

Name                            Age       Position
----------------------------------------------------------------------------
Michael Levine (1)              46        President, Chairman, CEO and Director

Henry Goldberg, C.A. CFE        53        Chief Financial Officer, Director

Bram Lecker B.A.  L.L.B         47        Director

Jeffrey Levine (1)              42        Secretary and Treasurer
----------------------------------------------------------------------------
(1) Michael Levine and Jeffrey Levine are brothers.


BIOGRAPHIES OF EXECUTIVE OFFICERS AND DIRECTORS

Mr. Michael Levine has been our Chief Executive Officer and Chairman of the Board since June 2005. Prior to joining us, Mr. Levine founded and was the President of Zynpak Packaged Products, Inc. for the past 20 years. Mr. Levine attended McGill University.

Henry Goldberg has been our Chief Financial Officer and a Director since
June 2005. Prior to joining us, Mr. Goldberg has been a Partner of the Charter Accounting firm of Norman, Goldberg & Co. since 1979. Mr. Goldberg is further a Director of Noblehouse Communications Limited, a public corporation
Mr. Goldberg has earned the designations of Certified Financial Planner and Fraud Examiner, and Chartered Accountant in his years in the field.

Mr. Bram Lecker has been our Director since June 2005. Mr. Lecker has been in private practice since 1984 specializing in employment and commercial law.
Mr. Lecker is also the co-founder of Yog'n'berries, a frozen yogurt and related products wholesale and retail business and is involved in the introduction of "Mackenzie Method" spinal therapy pain relief and rehabilitation protocols to
Ontario, Canada therapy centers.   Mr. Lecker graduated from both York
University (Toronto, Canada) and University of Ottawa Law School.

Mr. Jeffrey Levine has been our Secretary and Treasurer since June 2005.
Prior to joining us, Mr. Levine worked from 1983 to 1995 as the Director of Electronic Data Information at Globe Communications, an international periodical publishing company. Since 1995 he has served as the Director of Electronic Data Information at Toronto, Canada based Zynpak Packaged Products, Inc. Mr. Levine graduated from Concordia University (Montreal, Canada) in 1983 with a B.A. in Computer Science.

BOARD OF DIRECTORS

We currently have three members of our Board of Directors who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified.

COMPENSATION OF THE BOARD OF DIRECTORS

We pay our directors $250 for each Board meeting in cash. We make the payments to the directors when the Board determines that we have sufficient cash to make such payments.

AUDIT COMMITTEE

We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Goldberg, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of February 21, 2006 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each current executive officer and (iv) all of our directors and current executive officers as a group:

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                       Common Shares              Percent of
Beneficial Owner  (1)                     Beneficially Owned           Class (2)
- ---------------------                     ----------------         --------
Michael Levine(3)                              4,000,000               37.2 %

David Walt                                     1,500,000               14.0 %

Henry Goldberg, C.A. CFE                             0                    -0-

Bram Lecker B.A.  L.L.B                              0                    -0-

Jeffrey Levine(3)                                    0                    -0-

Trust to Benefit On The Go
Healthcare Shareholders                         1,000,000              9.30 %

Directors and executive officers
as a group (4 persons)                          5,500,000              51.2 %


(1) The address of all individual directors and executive officers is c/o Vital Products, Inc., 35 Adesso Road Concord, Ontario, L4K 3C7.

(2) The number of shares of common stock issued and outstanding on October 23, 2006 was 10,750,000 shares.

(3)  Jeffrey Levine and Michael Levine are brothers.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $0.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of Vital Products. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF BUSINESS

HISTORY

We incorporated in the State of Delaware on May 27, 2005. We commenced business, under the Vital Products name in June 2005, having purchased assets from On the Go Healthcare, Inc.

OUR BUSINESS

We incorporated in the State of Delaware on May 27, 2005. We commenced business under the Vital Products name in June 2005, after having purchased the assets of the childcare division of On the Go Healthcare, Inc. We manufacture two products under the On the Go name: a padded training seat that helps toddlers with potty training, and a baby bath with a contoured shape to cradle babies 0-6 months old. These products will continue to be manufactured under the On the Go name. All of our new products will be manufactured under the Vital Products brand.

EMPLOYEES

As of October 7, 2006 we have three full-time employees.

CUSTOMERS

We market our childcare products to the consumer market via distribution into large name grocery and drug store chains and mass retailers, and independent pharmacies. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

Rather than depending on one or even a few major customers, we sell our products to 26 different customers which are mainly small, independent businesses across Canada with further distribution into the United States and the UK. None of our customer relationships constitute greater than 10% of revenue.

DISTRIBUTION/DEALER NETWORK

We provide same-day and next-day services to all of our customers. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

We distribute our products through one primary point of distribution located in Concord, Ontario, Canada. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

WHOLESALE OPERATIONS

We currently sell certain of our childcare products wholesale to Bibs n' Stuff (England) and Juvenile Solutions (United States). Through our wholesale agreements, we sell our products in bulk to these entities. In turn, these entities resell them.

COMPETITION

We compete with other manufacturers and distributors who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.

The childcare products industry is highly competitive, characterized by the frequent introduction of new products and includes numerous domestic and foreign competitors, some of which are substantially larger and have greater financial and other resources than we do. We compete principally on the basis of offering quality products at competitive prices and providing high quality customer service. Our competition includes:

        * Ginsey Inc.
        * Doral Juvenile Group
        * RC2 Corporation
        * Mommy's Helper, Inc.

PRODUCT DEVELOPMENT

We have approximately eight products under development. All of the products are in the initial stages of development. We do not intend to further develop the products until we raise additional funding.

MANUFACTURING AND PRODUCT SOURCING

We manufacture our childcare products. Our operations rely on a just-in-time manufacturing processes. With just-in-time, our production is triggered by immediate customer demand and our inventories of finished goods are either nonexistent or kept to a minimum. We only build products to meet a customer's shipment schedule. All other supplies used in the manufacturing process are readily available from any number of local suppliers, at competitive prices and delivered within 24 hours in most cases.

GOVERNMENTAL REGULATION

Our childcare products are subject to various laws, rules and regulations in the United States, including the Federal Consumer Product Safety Act, the Federal Hazardous Substances Act, as amended, the Federal Flammable Fabrics Act, the Child Safety Protection Act, and the regulations promulgated under each of these Acts. These laws empower the Consumer Product Safety Commission to protect children from hazardous toys and other articles. The Consumer Product Safety Commission has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase these products under certain circumstances. In addition, the Federal Flammable Fabrics Act empowers the Consumer Product Safety
Commission to regulate and enforce flammability standards for fabrics used in consumer products. Similar laws and regulations exist in various international markets in which our products may be sold, including Canada. While we design our products to ensure that they comply with laws and regulations, it is possible that defects may be found in our products, resulting in product liability claims, recalls of a product, loss of revenue, diversion of resources, damage to our reputation or increased warranty costs, any of which could have a material adverse effect on our business, financial condition, and results of operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

INTRODUCTION

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.


OVERVIEW

We incorporated in the State of Delaware on May 27, 2005 and commenced business under the Vital Products name in July 2005. We manufacture products under the "Vital Products" name and we also manufacture and market products under the
"On the Go Healthcare" name.   Our fiscal year end is July 31.



CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

We consider the functional currency to be the local currency and, accordingly, our financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign exchange are included as a component of other comprehensive income (loss) within stockholders' equity. Significantly all of our operations are located in Canada.

Our estimates of the fair value of accounts receivable, accounts payable and accrued liabilities, notes payable and loan payable approximates the carrying value.

We value inventory at the lower of cost or market value. Cost is determined on a first in first out basis.

Equipment is recorded at cost less accumulated depreciation. Depreciation of equipment is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable:

Manufacturing equipment:  20% declining balance
Molds:                   3 years straight line

In accordance with Statement of Financial Accounting Standards (SFAS)
No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 27, 2005, we evaluate the carrying value of intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, we compare the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of our intangible assets, completed as of July 31, 2005 in accordance with (SFAS) No. 142 resulted in an impairment loss.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements" as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

We account for income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

We have adopted Statement of Financial Accounting Standards No. 130, or SFAS 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

RESULTS OF OPERATIONS

DISCUSSION OF THE PERIOD FROM MAY 27, 2005 TO OUR YEAR END JULY 31, 2005

We incorporated in the State of Delaware on May 27, 2005 and commenced business under the Vital Products name in July 2005. The following discussion covers the period from our inception to our fiscal year end at July 31, 2005. Because we are only in our initial stages of development, results for this period are not indicative of our future results. Furthermore, discussions regarding results of operations prior to our inception and/or with the Child Care Division of On The Go Healthcare, Inc. would not provide meaningful results since management of the Child Care Division had different business focus and intentions compared to our business plans. Accordingly, discussions related to revenue and expenses will be limited to the current periods since our inception.

Revenues for the period from May 27, 2005 to July 31, 2005 were $107,196. Our Cost of Sales were $103,339 and our Gross Profit was $3,857. Our Selling, General and Administrative costs were $146,904 and our loss for the period was $344,513.

Our Total Assets at our fiscal year ended July 31, 2005 were $1,298,902 and our Total Liabilities were $1,307,865.

OFF-BALANCE SHEET ARRANGEMENTS

None.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2006, we had total current assets of $116,000 and total current liabilities of $1,440,000, resulting in a working capital deficit of $1,324,000. As of that date, we had cash of $11,000. Our cash flow from operating activities for the nine months ended April 30, 2006 resulted in a deficit of $148,000. Our current cash balance and cash flow from operating activities will not be sufficient to fund our operations. We will need to raise capital of approximately $100,000 to $150,000 through either debt or equity instruments to fund our operations. However there is no assurance that the Company will be successful in being able to raise the necessary capital to fund its operations.

As part of our acquisition of assets from On the Go Healthcare, Inc., we agreed to issue $250,000 worth our common stock and two Promissory Notes in the amount of $1,005,000. On February 23, 2006, we replaced the original Promissory Notes and issued to On the Go Healthcare a two Secured Promissory Notes with a face value of $1,206,000. The increase from $1,005,000 to $1,206,000 represents interest accumulated during the time period from the acquisition of the assets to the issuance of the new Notes. We must repay the Secured Promissory Note one year after the Securities and Exchange Commission declares this registration statement effective. The Secured Promissory Note pays 20% simple annual interest. We may prepay the Note at any time with accrued interest and without penalty.

To secure both of the Notes described immediately above, we granted to On the Go Healthcare a security interest in our assets. If we do not repay the Notes according to their terms, On the Go Healthcare will have the right to seize substantially all of our assets. Additionally, On the Go Healthcare could liquidate our assets and retain any and all of the funds from the liquidation.

Until we are able to generate positive cash flows from operations in an amount sufficient to cover our current liabilities and debt obligations as they become due, if ever, we will remain reliant on borrowing funds or selling equity. We intend to raise funds through the issuance of debt or equity, once this registration statement becomes effective. Raising funds in this manner typically requires much time and effort to find accredited investors, and the terms of such an investment must be negotiated for each investment made. We can not guarantee that we will be able to raise sufficient funds to meet our obligations. If we do not raise sufficient funds, our operations will be curtailed or will cease entirely and you may lose all of your investment.

DESCRIPTION OF PROPERTY

We are headquartered in Concord, Ontario, Canada where we have a 4,000 square foot facility. We have a month-to-month arrangement and pay $3,000 per month in rent. We do not have a written lease. We believe this facility is adequate for our needs for at least the next year and we believe this facility will be available for our use as long as we need it. We manufacture and ship our products directly from our head office.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Number of Stockholders

The number of record holders of our common stock as of October 23, 2006 was approximately 12, not including nominees of beneficial owners.

Dividend Policy

We have not paid dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

EXECUTIVE COMPENSATION

None.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers. As of October 23, 2006, our executive officers agreed to work without compensation until our cash position improves.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F St. NE Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                                  FINANCIAL STATEMENTS

                                 THE CHILDCARE DIVISION
                       (A Division of On The Go Healthcare, Inc.)

                                     July 31, 2004
                                                                          Page

2004 INDEPENDENT AUDITORS' REPORT..........................................F1

2003 INDEPENDENT AUDITORS' REPORT - ON THE GO HEALTHCARE, INC..............F2


FINANCIAL STATEMENTS

Balance Sheets - Statement I...............................................F3

Statements of Operations - Statement II....................................F4

Statements of Shareholders' Equity - Statement III.........................F5

Statements of Cash Flows - Statement IV....................................F6


NOTES TO FINANCIAL STATEMENTS........................................F7 - F11

INDEX July 31, 2005 Financial Statements..................................F12

INDEX Three Months Ended October 31, 2005 Financial Statements............F23

Independent Auditors' Report

Board of Directors and Shareholders of
On The Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying balance sheet of The Childcare Division (a Division of On The Go Healthcare, Inc.) as of July 31, 2004 and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended July 31, 2004. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Childcare Division (a Division of On The Go Healthcare, Inc.) as of July 31, 2004 and the results of its operations and its cash flows for the year ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America.







Toronto, Ontario                                      /s/ Danziger & Hochman
June 22, 2005                                         -----------------------
                                                       Chartered Accountants




                                                                            F1

Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.



/s/Rosenberg Smith & Partners
------------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

September 12, 2003


                                                                            F2

THE CHILDCARE DIVISION                                             Statement I
(A Division of On The Go Healthcare, Inc.)
Balance Sheets
As at July 31, 2004



On The Go Healthcare,Inc.
                                                                     (Note 1)
                                                        2004             2003
                                                -----------------------------
ASSETS
    Current
        Cash                                     $   112,953       $      762
        Accounts receivable                          112,319           21,760
        Inventory                                    193,824           78,197
        Prepaid expenses and deposits                  7,192           116,79
                                                -----------------------------
                                                     426,288          217,516
                                                -----------------------------
    Other
        Property and equipment, net of
          accumulated depreciation (note 4)          179,347           40,167
        Intangibles (note 5)                         187,844                -
                                                -----------------------------
                                                     367,191           40,167
                                                -----------------------------
                                                 $   793,479       $  257,683
                                                -----------------------------

LIABILITIES
    Current
        Bank indebtedness                        $         -       $   12,457
        Accounts payable and accrued liabilities     389,399           48,543
        Loan payable (note 6)                         83,519                -
        Notes payable - related parties                    -           17,172
                                                 ----------------------------
                                                     472,918           78,172

    Long term
        Notes payable - related parties                    -          108,693
                                                 ----------------------------
                                                     472,918          186,865
                                                 ----------------------------

SHAREHOLDERS' EQUITY
    Common stock (note 7)                                100              100
    Additional paid-in capital                     2,648,833          776,498
    Accumulated other comprehensive loss             (32,502)            (965)
    Accumulated deficit                           (2,295,870)        (704,815)
                                                -----------------------------
TOTAL SHAREHOLDERS' EQUITY                           320,561           70,818
                                                -----------------------------
TOTAL LIABILITIES AND EQUITY                     $   793,479       $  257,683
                                                -----------------------------


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F3

THE CHILDCARE DIVISION                                            Statement II
(A Division of On The Go Healthcare, Inc.)
Statements of Operations
For the Year Ended July 31, 2004


                                                     On The Go      On The Go
                                                    Healthcare,   Healthcare,
                                                           Inc.          Inc.
                                                      (Note 1)       (Note 1)
                                           2004            2003          2002

Revenue                             $   277,557    $     91,584        75,993


Cost of sales                           201,245          41,308        39,649
                                   -----------------------------------------

Gross profit                             76,312          50,276        36,344
Selling, general and
  administrative expenses             1,505,994         337,177       169,666
                                   ------------------------------------------
Net operating loss                   (1,429,682)       (286,901)     (133,322)

Financing costs                         161,373               -             -
                                   ------------------------------------------
Net loss before income taxes         (1,591,055)       (286,901)     (133,322)
Deferred income tax (expense) benefit         -        (101,783)        4,059
                                   ------------------------------------------

Net loss for the year               ($1,591,055)      ($388,684)    ($129,263)
                                   ------------------------------------------

Net loss per common share              ($ 15.91)        ($ 3.88)       ($1.29)
                                   ------------------------------------------

Weighted average number of
  common shares outstanding             100,000         100,000       100,000
                                    -----------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F4

THE CHILDCARE DIVISION                                           Statement III
(A Division of On The Go Healthcare, Inc.)
Statements of Shareholders' Equity
For the Year Ended July 31, 2004


                                                           Accumulated
                                                              Other
                                        Additional        Comprehensive
                          Common Stock    Paid                Income
                         Number  Amount  Capital   Deficit   (Loss)     Total

Balance, July 31, 2001
    (note 1)           100,000 $ 100  $ 457,592   ($186,868) ($2,367) $268,457

Common stock issued,
    net of offering
    costs of $153,874                   (58,836)                       (58,836)
Common stock issued for
    loans from related
    parties                              60,017                         60,017
Common stock issued as
    compensation to
    Directors                             2,047                          2,047
Net loss for the year                              (129,263)          (129,263)
Foreign currency
    translation
    adjustment                                               (16,122)  (16,122)
-----------------------------------------------------------------------------
Balance, July 31, 2002
    (note 1)           100,000    100   460,820    (316,131) (18,489)  126,300

Common stock issued as
    compensation for
    rent, salary,
    consulting and
    legal fees                          310,414                        310,414
Net loss for the year                              (388,684)          (388,684)
Capital contribution                     12,842                         12,842
Stock options issued                     13,665                         13,665
Treasury stock acquired                 (21,243)                       (21,243)
Foreign currency
    translation
    adjustment                                                17,524    17,524
-----------------------------------------------------------------------------

Balance, July 31, 2003 100,000    100   776,498    (704,815)    (965)   70,818

Shares issued for cash                  945,715                        945,715
Financing costs for
    shares issued                       157,907                        157,907
Shares issued for loans                 100,000                        100,000
Capital contribution of
    interest free loans                   1,594                          1,594
Issue costs for shares
    issued                               (3,041)                        (3,041)
Common stock issued as
    compensation for
    consulting fee                      689,801                        689,801
Stock options issued as
    compensation for
    salary and consulting
    fees                                177,188                        177,188
Conversion of shares to
    preferred shares
Foreign currency
    translation
    adjustment                                               (31,537)  (31,537)
Stock options exercised                  10,000                         10,000
Adjustments for divisional
    reporting                          (206,829)                      (206,829)
Net loss for the year                            (1,591,055)        (1,591,055)

Balance, July 31, 2004 100,000 $ 100 $2,648,833 ($2,295,870)($32,502)  $320,561
-------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F5

THE CHILDCARE DIVISION                                            Statement IV
(A Division of On The Go Healthcare, Inc.)
Statements of Cash Flows
For the Year Ended July 31, 2004

                                                     On The Go      On The Go
                                                    Healthcare,   Healthcare,
                                                           Inc.          Inc.
                                                      (Note 1)       (Note 1)
                                          2004            2003           2002

Operating activities
    Net loss for the year           ($1,591,055)   ($   388,684)   ($ 129,263)

    Adjustments to reconcile net
      loss to net cash used by
      operating activities:
            Depreciation                 36,441          19,876        32,179
            Shares and stock
                options issued
                in consideration of
                services rendered       867,149         302,607         2,046
            Financing costs             157,907               -             -
            Capital contribution of
              interest free loan          1,594               -             -
            (Increase) decrease in:
                Accounts receivable    (165,182)        (12,452)       (5,207)
                Inventory                47,666         (22,842)      (25,093)
                Prepaid expenses        113,910        (112,463)            -
                Deferred income taxes         -         101,783          (393)
            Increase in:
                Accounts payable and
                  accrued liabilities  (116,506)              -             -

Total adjustments                     1,273,343         293,522       (34,668)

Net cash used by operating activities  (317,712)        (95,162)     (163,931)
Investing activities
    Acquisition of property and
      equipment                        (107,170)              -             -

Financing activities
    Adjustments for divisional
      reporting                         206,829               -             -
    Deferred offering cost                    -               -        (9,794)
    Decrease in bank indebtedness       (92,486)         (2,100)       12,767
    Proceeds on sale of capital
      stock net of expenses             955,715               -        95,148
    Issue costs on shares issued
      for cash                           (3,041)              -             -
    Payments on loan payable            (70,469)              -             -
    Payments on notes payable
      to related parties                (35,393)         (4,763)       (2,949)
    Proceeds from loan payable
      to related parties                  2,820         102,682        41,727

    Net cash provided by
      financing activities              530,857          95,819       136,899

Effect of exchange rate changes
  on cash                                (6,216)            105        (2,886)
Net increase (decrease) in cash         112,191             762       (29,918)
Cash at beginning of year                   762               -        29,918

Cash at end of year                $    112,953       $     762        $    -
                                    -----------------------------------------
Supplemental disclosures of
  cash flow information
Income taxes paid                  $          -        $       -     ($ 4,059)
                                    -----------------------------------------

Interest paid                      $      4,704        $   2,434        $  918


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F6

THE CHILDCARE DIVISION
(A Division of On The Go Healthcare, Inc.)
Notes to Financial Statements
As of July 31, 2004



1.  NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

The Childcare Division of On The Go Healthcare, Inc. is in the business of manufacturing and distributing infant care products. On The Go Healthcare, Inc. is a Delaware corporation and was incorporated on July 21, 2000. The corporate headquarters is located in Concord, Ontario, Canada.

For this divisional statement, all assets, liabilities, revenues and expenses have been segregated and the financial statements reflect only the activities of the childcare division. Audited financial statements for On The Go Healthcare, Inc. have been prepared in each of 2004, 2003 and 2002 and include all the accounts and subsidiaries of the Company.

The comparative figures are those of On The Go Healthcare, Inc. for both fiscal 2003 and 2002. In each of these fiscal years, On The Go Healthcare, Inc. was solely in the business of manufacturing and distributing infant care products and had no other divisions. During 2004, On The Go Healthcare, Inc. acquired a new division in the computer industry. These divisional statements for 2004 have been prepared to reflect only The Childcare Division and its' operations.


2.  ACQUISITIONS

During 2004, the division acquired the operating assets and assumed the operating liabilities of Vital Baby Innovations Inc., an infant supplies distributor. The results of this acquisition have been included in the operations of the division from June 1, 2004. The investment has been accounted for by the purchase method as follows:


Accounts receivable      $  56,141
Inventory                  120,290
Prepaid expenses             4,200
Property and equipment       1,449
Intangibles                181,159
Accounts payable          (213,674)
                        ----------
Loan payable             $ 149,565
                        ==========


The loan payable is due $72,465 upon signing and the balance at the rate of $36,232 per month.
                                                                            F7

THE CHILDCARE DIVISION
(A Division of On The Go Healthcare, Inc.)
Notes to Financial Statements
As of July 31, 2004


3.  SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Foreign Currency Translation

The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign exchange are included as a component of other comprehensive income (loss) within stockholders' equity.

Fair Value of Financial Instruments

The Company's estimate of the fair value of cash, accounts receivable, payables and accruals, and loan payable approximates the carrying value.

Capital Assets

Capital assets are recorded at cost less accumulated depreciation. Depreciation of capital assets is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of/ the rates are applicable:

Manufacturing equipment          30% declining balance
Leaseholds                         3 years straight line
Office furniture                 20% declining balance
Computer hardware                30% declining balance
Computer software               100% declining balance


Intangibles

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on August 1, 2003, the Company evaluates the carrying value of intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of the Company's intangible asset, completed as of June 2004 in accordance with SFAS No. 142 resulted in no impairment losses.

                                                                            F8

THE CHILDCARE DIVISION
(A Division of On The Go Healthcare, Inc.)
Notes to Financial Statements
As of July 31, 2004

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

Income Taxes

The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

Stock Option Plans

The Company applies the fair value based method of accounting prescribed by SFAS No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

4.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of:

                                         July 31,         July 31,
                                             2004             2003

Machinery and equipment                 $ 206,209        $  75,347
Office equipment                           15,915           10,074
Computer software                          17,644            9,942
Computer hardware                           2,602            2,261
Leasehold improvements                     46,417            4,854
                                        ---------        ---------
                                          288,787          102,478
Less:  Accumulated depreciation           109,440           62,311
                                        ---------        ---------
Property and equipment, net             $ 179,347        $  40,167
                                        =========        =========

Depreciation expense for property and equipment for the years ended July 31, 2004 and July 31, 2003 were $36,259 and $19,786 respectively.

                                                                            F9

THE CHILDCARE DIVISION
(A Division of On The Go Healthcare, Inc.)
Notes to Financial Statements
As of July 31, 2004

5.    INTANGIBLES

        Balance, August 1, 2003                          $       -
        Intangibles purchased during the year              187,844
                                                         ---------
        Balance, July 31, 2004                           $ 187,844
                                                         =========

The intangibles were acquired through the purchase of the assets of Vital Bay Innovations Inc.

6.    LOAN PAYABLE

The loan payable arose from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc. Of the total amount payable ($149,565), $72,465 was payable upon signing and the balance is payable at the rate of $36,232 per month. The current balance of $83,519 will be repaid by December 2004.

7.      CAPITAL STOCK


        Authorized: 100,000 common shares with a $0.001 par value.

                                                          2004     2003
        Issued:

        100,000 common shares (2003 - 100,000)           $ 100    $ 100
                                                         --------------

The authorized and issued number of common shares outstanding in these financial statements are a notional number of shares related to this division. This has no material effect on these financial statements.

8.    INCOME TAXES

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependant upon the generation of future taxable income.

The following is a reconciliation comparing income taxes calculated at the statutory rates to the amounts provided in the accompanying financial statements:

                                         2004            2003           2002

Income tax rates                           35%             35%            35%

Loss before income taxes          ($1,591,055)     ($ 286,901)    ($ 133,222)

Expected income tax recovery         (556,869)       (101,783)        (4,059)
Valuation allowance                  (556,869)       (101,783)        (4,059)
Actual income taxes               $         -       $       -      $       -
                                  ============      ==========     ==========

The significant components of the Company's future income taxes are as follows:

Future income tax assets                        2004         2003        2002

Non-capital losses ($2,308,924 X 35%)      $ 808,123    $ 251,254   $ 150,838
Valuation allowance for future income taxes (808,123)    (251,254)   (150,838)
                                           ----------------------------------
Net future income tax assets               $       -    $       -   $       -
                                           ==================================

                                                                            F10

THE CHILDCARE DIVISION
(A Division of On The Go Healthcare, Inc.)
Notes to Financial Statements
As of July 31, 2004

8.    INCOME TAXES (continued)

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized

9.    BASIC LOSS PER SHARE

Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.


10.    SUBSEQUENT EVENT

Subsequent to the year end, certain assets of The Childcare Division including all of the intangibles were sold to Vital Products Inc. for a combination of share and note consideration. Based upon this agreement, On The Go Healthcare, Inc. would cease to operate The Childcare Division.

                                                                            F11

ON THE GO HEALTHCARE, INC.
FINANCIAL STATEMENTS
FOR THE FISCAL QUARTER ENDED APRIL 30, 2005

TABLE OF CONTENTS
                                                                          Page

PART I - FINANCIAL INFORMATION

Item 1 - Consolidated Financial Statements: Index..........................F12

         Consolidated Balance Sheet as of April 30,2005(Unaudited).........F13

         Consolidated Statements of Operations and Comprehensive
         (loss) Income for the Nine Months Ended April 30, 2005
         and 2004(Unaudited)...............................................F14

         Consolidated Statements of Cash Flows for the Nine Months
         Ended April 30, 2005 and 2004(Unaudited)..........................F15

         Notes to Consolidated Financial Statements..................F16 - F20


                       PART I - FINANCIAL INFORMATION


Item 1. Financial Statements.



                         On the Go Healthcare, Inc.
                      Consolidated Financial Statements
             Nine Months Ended April 30, 2005 and 2004 (Unaudited)

Contents


        Consolidated Financial Statements:

         Consolidated Balance Sheet as of April 30,2005(Unaudited).........F13

         Consolidated Statements of Operations and Comprehensive
         (loss) Income for the Nine Months Ended April 30, 2005
         and 2004(Unaudited)...............................................F14

         Consolidated Statements of Cash Flows for the Nine Months
         Ended April 30, 2005 and 2004(Unaudited)..........................F15

         Notes to Consolidated Financial Statements..................F16 - F20




                                                                            F12

                         On the Go Healthcare, Inc.
                         Consolidated Balance Sheet

              April 30, 2005 (Unaudited) and July 31, 2004


                                                       ----------   ---------
                                                       April 30,     July 31,
                                                           2005         2004
                                                       ----------   --------
Assets
Current assets:
       Cash                                            $  169,610   $ 184,343
       Accounts receivable                                754,169     511,086
       Inventory                                          231,714     239,659
       Prepaid expenses                                   266,580       7,192
                                                        ----------    -------
Total current assets                                    1,422,073     942,280
Other Property and equipment,
net of accumulated amortization                           308,667     249,144
Intangibles                                               535,932     187,844
                                                        ----------    -------
Total assets                                           $2,266,672  $1,379,268
                                                        ========== ==========

Liabilities and Stockholders' Equity
Current liabilities:
       Accounts payable and accruals                   $  722,107  $  711,552
       Loan payable                                             0      83,519
       Note payable                                       550,000           0
                                                        ----------   --------
Total liabilities                                      $1,272,107  $  795,071
                                                        ----------   --------

Stockholders' equity:

Common stock; $.0001 par value; 100,000,000
  shares authorized; issued 1,957,344
  (July 31,2004 - 920,414)
  preferred stock; .01 par value; 1,000,000
  shares authorized; issued 279,134
  (July 31, 2004 - 279,134).

      Issued and outstanding - common                       3,108       2,761
      Issued and outstanding - preferred                    2,791       2,791
      Additional paid-in capital                        4,219,301   2,850,210
      Accumulated other comprehensive (loss)             ( 35,433)    (32,264)
      Accumulated deficit                              (3,195,202) (2,239,301)
                                                        ----------   --------
Total stockholders' equity                                994,565     584,197
                                                        ----------   --------
                                                       $2,266,672  $1,379,268
                                                       ==========  ==========


The accompanying notes are an integral part of
the consolidated financial statements.                                     F13

On the Go Healthcare, Inc.
Consolidated Statements of Operations and
Comprehensive (Loss) Income (Unaudited)


                              Three Months Ended         Nine Months Ended
                                  April 30,                    April 30,
                             ------------------        ----------------------
                                2005       2004            2005        2004
                             ------------------        ----------------------

Sales
   Healthcare             $   213,743   $   32,654     $  578,073   $ 120,177
   Computer                 1,310,375      994,487      2,802,541   1,976,605
                          -----------   ----------     ----------   ---------
                            1,524,118    1,027,141      3,380,614   2,096,782
                          -----------   ----------     ----------   ---------
   Cost of sales
    Healthcare                119,110       14,480        388,418      48,352
    Computer                1,000,099      880,194      2,231,101   1,699,578
                          -----------   ----------     ----------   ---------
                            1,119,209      894,674      2,619,519   1,747,930
                          -----------   ----------     ----------   ---------
Gross profit                  404,909      132,467        761,095     348,852

Selling, general and
administrative expenses       773,541      422,771      1,699,343   1,003,511
                         -----------   ----------     ----------   ----------

Loss before income taxes     (368,632)    (290,304)      (938,248)   (654,659)
    Financing costs            10,395       52,719         17,653     115,991
    Income taxes                    0            0              0           0
                          -----------   ----------     ----------   ----------
Net loss                  $  (379,027)  % (343,023)    $ (955,901)  $(770,650)
                          ===========   ==========     ==========   =========
Net loss per common share $      (.20)  $     (.21)      $   (.67)  $    (.53)
                          ===========   ==========     ==========   =========
Weighted average number of
common shares outstanding   1,873,565    1,596,243      1,412,724   1,432,413
                          ===========   ==========     ==========  ===========

The accompanying notes are an integral part of
the consolidated financial statements.                                     F14

On the Go Healthcare, Inc.
Consolidated Statements of Cash Flows (Unaudited)


                                                           Nine Months Ended
                                                                 April 30,
                                                          --------------------
                                                               2005      2004
                                                          --------------------
Operating activities
      Net loss                                           $ (955,901) $(770,650)
                                                          --------------------
      Adjustments to reconcile net loss to net cash used
         by operating activities:
           Amortization                                     111,538     36,206
            Shares issued in consideration of services
              rendered                                      473,100    467,050
            Stock options issued in consideration of
              services rendered                                   0     73,287
            Financing costs                                  17,653    112,457
            Capital contribution of interest free loan            0      1,594
            (Increase) decrease in:
               Accounts receivable                         (243,083)  (343,970)
               Inventory                                      7,945    (47,160)
               Prepaid expenses                            (182,379)   (17,856)
            Increase (decrease) in:
               Accounts payable                              10,555    183,581
               Accrued liabilities                                0     25,464
                                                          --------------------
        Total adjustments                                   195,329    490,653
                                                          --------------------
        Net cash used by operating activities              (760,572)  (279,997)
                                                          --------------------
Investing activities
        Acquisition of property and equipment              (136,686)  (156,502)
        Acquisition of intangible assets                   (348,088)         0
                                                          --------------------
        Net cash used by investing activities              (484,774)  (156,502)
                                                          --------------------
Financing activities
        Increase (Decrease) in bank indebtedness                  0    (92,486)
        Proceeds on sale of capital stock net of expenses   896,338    738,215
        Issue costs on shares issued for cash                     0     (3,041)
        Proceeds on note payable                            450,000    (35,393)
        Proceeds from loan payable to related parties       (83,519)     2,820
                                                          --------------------
        Net cash provided by financing activities         1,262,819    610,115
                                                          --------------------
Effect of exchange rate changes on cash                     (32,206)    (8,909)
                                                          --------------------
Net increase (decrease) in cash                             (14,733)   164,707

Cash at beginning of period                                 184,343        762
                                                          --------------------

Cash at end of period                                      $169,610   $165,469
                                                          ====================
Non cash items
        Note payable                                        100,000          0
        Prepaid expense                                      90,000          0


The accompanying notes are an integral part of
the consolidated financial statements.                                     F15

On the Go Healthcare, Inc.
Notes to Consolidated Financial Statements


Nine Months Ended April 30, 2005 and 2004 (Unaudited)

1. Financial Statements

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 2005, results of operations for three and nine month periods ended April 30, 2005 and 2004, and cash flows for the nine months ended April 30, 2005 and 2004. Results for the nine month period are not necessarily indicative of fiscal year results.

   The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended July 31, 2004.

   The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure
of contingent assets and liabilities at the date of the financial   statements
   and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

2. Management's Plans

   The cash flow requirements for On The Go Healthcare, Inc. ("On the Go" or the "Company") are supported by a financing agreement for an equity line of credit.

   Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.

3. Background Information

   The Company is a Delaware corporation incorporated on July 21, 2000. The International Mount Company, Ltd. (International Mount) was incorporated under the laws of Canada in August 1993. On July 21, 2000, On the Go acquired International Mount in a business combination accounted for in a manner similar to a pooling of interests since it is a combination of entities under common control. International Mount became a wholly-owned subsidiary of On the Go via a cash payment of $198 and the exchange of 16,000,000 shares of common stock of On the Go for all of the outstanding stock of International Mount. The accompanying consolidated financial statements are based on the assumption that the companies were combined for all periods presented.

   The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly-owned subsidiary, International Mount. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

                                                                           F16

   The Company operates two separate divisions. The first is in the management and distribution of childcare products throughout Canada.
   The second is a value-added computer hardware distributor. The Company's corporate headquarters is located in Ontario, Canada.


4. Significant Accounting Policies

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

   The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of the Company's customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

   Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on the Company's assumptions about future demand and market conditions, inventories are written-down to market value. If the Company's assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

   Deferred tax assets are recorded based on the Company's projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that the Company would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

   Loss contingencies arise in the ordinary course of business. In determining loss contingencies, the Company evaluates the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of such loss. The Company accrues for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

   Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

                                                                           F17

   Discounts and point-of-sale rebates are offered to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

   The Company assesses the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

   The Company accounts for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.

   The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.


5. Recent Pronouncements

   In January 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosures. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement is effective for the July 31, 2004 financial statements. The interim reporting disclosure requirements were effective for the Company's
   October 31, 2003 10-QSB. The Company has accounted for all outstanding stock based compensation on the fair value basis.

6. Property and Equipment

   Property and equipment consist of the following as of:


                                  April 30,     July 31,
                                    2005          2004
                                  --------       --------
   Machinery and equipment        $238,927       $206,209
   Office equipment                 67,789         42,366
   Computer software                24,793         19,449
   Computer hardware               102,684         62,545
   Leasehold improvements           79,479         46,417
                                  --------       --------
                                   513,672        376,986
   Less accumulated depreciation   205,005        127,842
                                  --------       --------
                                  $308,667       $249,144
                                  ========       ========



                                                                           F18

7. Bank Indebtedness

   The Company has a line of credit in the amount of $18,000 that bears interest at the bank's prime lending rate plus 1/4% per annum. The line of credit is secured by a general assignment of book debts and the personal guarantee of one of the directors. This credit facility was not used as of April 30, 2005 or October 31, 2004.

8. Capital Stock

   During the first quarter, the Company issued 2,522,218 common shares (84,074 common shares on a post-split basis) for a total consideration of $175,000 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $1,797, has been treated as a financing expense.

   On October 1, 2004, the Company did a reverse stock split and exchanged all of its common shares on the basis of 30 shares for 1 new common share.

   During the second quarter, the Company issued 497,500 restricted shares of common stock in exchange for services valued at $447,750.

   During the second quarter, the Company issued 288,077 common shares for a total of consideration of $547,838 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received, $5,461, has been treated as a financing expense.

   During the third quarter, the Company issued 19,500 common shares for services valued at $25,350.

   During the third quarter, the Company issued 51,478 common shares for a total consideration of $77,500 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received $10,395 has been treated as a financing expense.

   During the third quarter, the Company issued 96,000 common shares for a total consideration of $96,000 from warrants issued in previous quarters.

9. Stock Options

   On October 31, 2003, a director was issued an option to acquire 16,667 common shares (500,000 common shares prior to the stock split on October 1, 2004) at an exercise price of $1.50 per share ($0.05 per share prior to the stock split on October 1, 2004) with an expiration date of July 15, 2008. The option was issued in consideration of services rendered to the Company. The value of the option has been estimated to be $65,287 computed based on the Black Scholes model, using a fair market value price of $4.20 per share ($0.14 per share prior to the stock split on October 1, 2004), volatility of 136% and a riskless interest rate of 3.19%.

   On June 15, 2004, as part of the compensation for services rendered, the Company issued an option to acquire 41,667 common shares (1,250,000 common shares prior to the stock split on October 1, 2004) at an exercise price of $1.50 per share ($0.05 per share prior to the stock split on October 1,2004) with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901 computed based on the Black Scholes model, using a fair market value price of $3.75 per share ($0.125 per share prior to the stock split on October 1, 2004), volatility of 150% and a riskless interest rate of 3%.

                                                                           F19

10.Net Loss Per Shares

   Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company has excluded 78,128 shares (2,343,840 shares prior to the stock split on October 1, 2004) related to options.

11.Commitment

   On February 27, 2004, the Company entered into a new equity line agreement for $5 million with Dutchess Private Equities Fund, L.P. The quantity of shares to be issued will be limited by the volume of shares traded and the price will be determined at 94% of the average of the three lowest closing best bids during the pricing period.


12.Operating Segments

   Information about operating segments is as follows;


                                      -------------------------
                                               April 30,
                                          2005           2004
                                      -------------------------
   Revenues:
           Health care products       $  578,073     $  120,177
           Computer hardware           2,802,541      1,976,605
                                      -----------    -----------
                                      $3,380,614    $ 2,096,782
                                      ===========    ===========
   Income (loss) from Operations:
        Three months ended
           Health care products       $ (465,640)    $ (346,245)
           Computer hardware              86,613          3,222
                                      -----------    -----------
                                      $ (379,027)    $ (343,023)
                                      ===========    ===========
   Income (loss) from Operations:
        Nine months ended
           Health care products      $(1,032,843)    $ (736,429)
           Computer Hardware              76,942        (34,221)
                                      -----------    -----------
                                     $(  955,901)    $ (770,650)
                                      ===========    ===========
   Identifiable Assets:
           Health care products       $1,360,376     $  534,393
           Computer hardware             906,296        691,769
                                     -----------     -----------
                                      $2,266,672     $1,226,162
                                      ==========     ===========

                                                                           F20

VITAL PRODUCTS, INC.

INDEX

July 31, 2005


                                                                        Page


2005 REPORT OF INDEPENDENT REGISTERED PUBLIC
     ACCOUNTING FIRM.......................................................F22

FINANCIAL STATEMENTS

       Balance Sheet - Statement I.........................................F23

       Statement of Operations - Statement II..............................F24

       Statement of Shareholders' Deficit - Statement III..................F25

       Statement of Cash Flows - Statement IV..............................F26


NOTES TO FINANCIAL STATEMENTS........................................F27 - F34



                                                                           F21

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
Vital Products, Inc.
Concord, Ontario
Canada

We have audited the accompanying balance sheet of Vital Products Inc. as of July 31, 2005 and the related statements of operations, shareholders' deficit, and cash flows from the date of incorporation on May 27, 2005 to July 31, 2005. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Products, Inc.
as of July 31, 2005 and the results of its operations and its cash flows from the date of incorporation on May 27, 2005 to July 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in note 3 to the financial statements, the Company has incurred operating losses and must continue to fund negative working capital and this raises substantial doubt about its ability to continue as a going concern. Management plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Toronto, Ontario
November 22, 2005 except for Note 11, as to which the date is April 7, 2006.


/s/  Danziger & Hochman
------------------------
Danziger & Hochman
Chartered Accountants

                                                                           F22

VITAL PRODUCTS, INC.                                               Statement I
Balance Sheet
As at July 31, 2005



                                                                      July 31,
                                                                          2005


ASSETS
    Current
        Cash                                                       $         -
        Accounts receivable                                             82,688
        Inventory (note 4)                                             144,880
        Prepaid expenses and deposits                                      550
                                                                   -----------
                                                                       228,118
                                                                   -----------
    Other
        Equipment, net of accumulated
          depreciation (note 5)                                        820,784
        Intangibles (note 6)                                           250,000
                                                                   -----------
                                                                     1,070,784
                                                                   -----------
                                                                   $ 1,298,902
                                                                   ===========

LIABILITIES
    Current
        Accounts payable and accrued liabilities                   $   241,900
        Loan payable  (note 7)                                          43,714
        Notes payable (note 8)                                       1,022,251
                                                                   -----------
                                                                     1,307,865
                                                                   -----------

SHAREHOLDERS' DEFICIT
    Capital stock (note 9)                                               1,075
    Additional paid-in capital                                         334,475
    Accumulated other comprehensive loss                                     -
    Deficit                                                           (344,513)
                                                                   -----------
                                                                        (8,963)
                                                                   -----------
                                                                   $ 1,298,902
                                                                   ===========


The accompanying notes are an integral part of
the consolidated financial statements.                                     F23

VITAL PRODUCTS, INC.                                              Statement II
Statement of Operations
For the Period from August 1, 2005 to April 30, 2006
With Comparatives for the Period from May 27, 2005 to July 31, 2005
(Unaudited)




                                                                For The Period
                                                                May 27, 2005 to
                                                                July  31, 2005


Sales                                                              $   107,196
                                                                   -----------
Cost of sales                                                          103,339
                                                                   -----------
Gross profit                                                             3,857

Operating expenses
  Depreciation                                                          34,216
  Selling, general and administrative expenses                         146,904
                                                                   -----------
    Total operating expenses                                           181,120
                                                                   -----------
Net operating loss                                                   ( 177,263)

Other income (expense)
  Financing costs                                                     ( 17,250)
  Gain on currency exchange                                                  -
  Intangible impairment                                              ( 150,000)
                                                                   -----------
Net loss for the period                                             ($ 344,513)
                                                                   ===========
Net loss per common share                                              ($ 0.03)
                                                                   ===========
Weighted average number of common
  shares outstanding                                                10,442,307
                                                                   ===========


The accompanying notes are an integral part of
the consolidated financial statements.                                     F24

VITAL PRODUCTS, INC.                                              Statement III
Statement of Shareholders' Deficit
For the Period From May 27, 2005 to July 31, 2005

                                                                           Accumulated
                                                                              Other
                                                     Additional           Comprehensive
                                      Common Stock      Paid                  Income
                                   Number     Amount   Capital     Deficit    (Loss)     Total
 -----------------------------------------------------------------------------------------------

Balance, May 27, 2005                   -  $       -  $       -  $       -  $       -  $       -

Share issuance for loans        5,500,000        550          -          -          -         550
Share issuance for purchase of
    equipment and intangibles   1,000,000        100    249,900          -          -     250,000
Share issuance for services     4,250,000        425     84,575          -          -      85,000
Net loss                                -          -          -   (344,513)         -    (344,513)
 -----------------------------------------------------------------------------------------------
Balance, July 31, 2005         10,750,000      1,075    334,475   (344,513)         -      (8,963)





The accompanying notes are an integral part of
the consolidated financial statements.                                     F25

VITAL PRODUCTS, INC.                                              Statement IV
Statement of Cash Flows
For the Period From May 27, 2005 to July 31, 2005


                                                                For The Period
                                                                May 27, 2005 to
                                                                July  31, 2005


Operating activities
    Net loss for the period                                       ($   344,513)
                                                                  -------------

    Adjustments to reconcile net loss to net cash used by operating activities:
            Depreciation                                                34,216
            Intangible impairment                                      150,000
            Shares issues for services                                  85,000
            Interest on notes payables                                  17,251
            (Increase) decrease in:
                Accounts receivable                                    (82,688)
                Inventory                                             (144,880)
                Loan payable                                            43,714
            Increase in:
                Accounts payable and accrued liabilities               241,900
                                                                  -------------

Net cash used by operating activities                                        -
                                                                  -------------

Net increase (decrease) in cash                                              -
Cash at beginning of year                                                    -
                                                                  -------------

Cash at end of year                                                $         -
                                                                  -------------

Non-cash items
    Acquisition of intangibles                                     $   400,000
    Acquisition of equipment                                           855,000
    Note payable                                                     1,005,000
    Issuance of shares related to purchase of
      equipment and intangibles                                        250,000

The accompanying notes are an integral part of
the consolidated financial statements.                                     F26

VITAL PRODUCTS, INC.
Notes to Financial Statements
As of July 31, 2005

1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        Vital Products, Inc. (the "Company") was incorporated in the State of Delaware on May 27, 2005. The Company purchased the Childcare Division of On The Go Healthcare, Inc. on July 5, 2005 which manufactures and distributes infant care products.


2.      ACQUISITIONS

        On July 5, 2005, the Company acquired all of the equipment including moulds and dies, intellectual property, customer lists and all of the books and records of the Childcare Division from On The Go Healthcare, Inc. The results have been recorded since that date. The Childcare Division manufactures and distributes infant care products. The purchase has been accounted for as an asset purchase as follows:

        Equipment and moulds      $   605,000
        Intangible assets             400,000
                                  -----------
                                  $ 1,005,000


        The Company paid for this acquisition by issuing two promissory notes of $750,000 and $255,000, and 1,000,000 common shares valued at $250,000. Of the $400,000 of acquired intangible assets, $300,000 has been assigned to current products and $100,000 has been assigned to future products.

3.      SIGNIFICANT ACCOUNTING POLICIES

        Going Concern

        These financial statements have been prepared on a going concern basis and do not include any adjustments to the measurement and classification of the recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has experienced losses in the period and there is negative working capital. The Company's ability to realize its assets and discharge its liabilities in the normal course of business is dependent upon continued support. The Company is currently attempting to obtain additional financing from its existing shareholders and other strategic investors to continue its operations. However, there can be no assurance that the Company will obtain sufficient additional funds from these sources.

        The conditions cause substantial doubt about the Company's ability to continue as a going concern. A failure to continue as a going concern would require that stated amounts of assets and liabilities be reflected on a liquidation basis that could differ from the going concern basis.

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

                                                                           F27

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

        Basic Loss Per Share

        Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.


        Allowance for Doubtful Accounts

        The Company records an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in its' accounts receivable. Each month the Company reviews this allowance and considers factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Receivables are charged off against the allowance for doubtful accounts when it becomes probable that a receivable will not be recovered.

        Foreign Currency Translation

        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign exchange are included as a component of other comprehensive income (loss) within stockholders' equity.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of accounts receivable, accounts payable and accrued liabilities, notes payable and loan payable approximates the carrying value.

        Inventory

        Inventory is valued at the lower of cost or market value. Cost is determined on a first in first out basis.

        Equipment

        Equipment is recorded at cost less accumulated depreciation. Depreciation of equipment is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable:

        Manufacturing equipment         20% declining balance
        Moulds                          3 years straight line


                                                                           F28

        Intangibles

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 27, 2005, the Company evaluates the carrying value of intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of the Company's intangible asset, completed as of July 31, 2005 in accordance with (SFAS) No. 142 resulted in an impairment loss.

        Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

        Income Taxes

        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS)
        No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        Stock Based Compensation

        The Company accounts for its stock based compensation in accordance with Financial Accounting Standards Board 123(R), Accounting for Stock-Based Compensation. SFAS No. 123(R) requires all share-based payments to employees and non-employees, to be recognized in the income statement based on their fair values.

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

                                                                           F29

4.      INVENTORY

        Inventories consist of the following:

        Finished goods          $   96,919
        Raw materials               47,961
                                ----------
                                  $144,880
                                ==========

5.      EQUIPMENT

        Equipment consists of the following as of:

        Machinery and equipment                $606,000
        Moulds                                  249,000
                                               --------
                                                855,000
        Less:  Accumulated depreciation        ( 34,216)
                                               --------
        Property and equipment, net            $820,784
                                               ========


6.      INTANGIBLE ASSETS


                                        Current         Future
                                        Products        Products      Total
                                        --------        --------      --------
        Balance, May 27, 2005           $      -        $      -      $      -
        Intangibles purchased during
          the period                     300,000         100,000       400,000
        Impairment of intangibles       ( 50,000)      ( 100,000)    ( 150,000)
                                        --------        --------      --------
        Balance, July 31, 2005          $250,000        $      -      $250,000
                                        ========        ========      ========


        Intangibles are tested annually at year end for impairment. For current products, intangibles relating to shelf space and contacts have been adjusted to remove future product sales as there is no assurance that they will materialize in the upcoming year. Intangibles were written off for future products since management does not have an expected start date for production and there is no assurance that future sales will materialize in the upcoming year.


7.      LOAN PAYABLE

        The loan payable arose on the acquisition of the Childcare Division of On The Go Healthcare, Inc. The loan is unsecured, non-interest bearing and has no fixed repayment terms.


                                                                           F30

8.      NOTES PAYABLE

        Notes payable consist of two promissory notes that are unsecured, bear interest at 20% and are due in the following fiscal year.

                Principal       $1,005,000
                Interest            17,251
                                ----------
                                $1,022,251
                                ==========


9.      CAPITAL STOCK

        Authorized:
              100,000,000 common shares with a $0.0001 par value
                1,000,000 preferred shares with a $0.01 par value




        Issued:
          10,750,000 common shares               $1,075
                                                 ======


10.     INCOME TAXES

        The following is a reconciliation comparing income taxes calculated at the statutory rates to the amounts provided in the accompanying financial statements:


        The Company's computation of income tax recovery is as follows:

        Net loss for the period                      ($ 334,513)
        Enacted income tax rate                              36%
                                                     -----------
        Income tax recovery at enacted rate           ( 120,424)
        Non-deductible expenses                          59,386
        Change in valuation allowance                    61,038
                                                     -----------
        Income tax expense                            $       -
                                                     ===========


        Components of the Company's net future
          income tax assets are:

        Non-capital loss carry forward                $  61,038
        Valuation allowance                            ( 61,038)
                                                     -----------

        Net future income tax assets                  $       -
                                                     ===========


        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.

        The non-capital loss expires in 2012.

                                                                           F31

11.     RESTATEMENT

        Subsequent to the issue of the financial statement for the year ended July 31, 2005 that was filed with the U.S. Securities and Exchange Commission on January 20, 2005, the Company made the following adjustments to the financial statements:

        a) Shares issued for services were recorded incorrectly as loans receivable. A summary of the effect of the restatement is as follows:


                                              Year Ended July 31, 2005
                                      As Reported    Restatement    As Restated

        Prepaid expenses and deposits       $ 975        ($ 425)         $ 550
        Additional paid-in capital        249,900        84,575        334,475
        Deficit                           259,513        85,000        344,513
        Net loss                          249,900        85,000        334,475
        Selling, general and
          administrative expenses          96,120        85,000        181,120
        Net loss per share                  ( .02)        ( .01)         ( .03)
        Shares issued for services              -        85,000         85,000



        b) Note 2, Acquisitions, has been changed as follows:


        As reported

2.      ACQUISITIONS

        During July 2005, the Company acquired all of the equipment including moulds and dies, intellectual property, customer lists and all of the books and records of the Childcare Division from On The Go Healthcare, Inc. The purchase has been accounted for as an asset purchase as follows:

        Equipment and moulds    $   600,000
        Intangibles                 400,000
                                -----------
                                $ 1,000,000
                                ===========



        The Company paid for this acquisition by issuing a promissory note of $750,000 and $250,000 of common stock.


        As restated

                                                                           F32

2.      ACQUISITIONS

        On July 5, 2005, the Company acquired all of the equipment including moulds and dies, intellectual property, customer lists and all of the books and records of the Childcare Division from On The Go Healthcare Inc. The results have been recorded since that date. The Childcare Division manufactures and distributes infant care products. The purchase has been accounted for as an asset purchase as follows:

        Equipment and moulds    $   605,000
        Intangible assets           400,000
                                -----------
                                 $1,005,000
                                ===========

        The Company paid for this acquisition by issuing two promissory notes of $750,000 and $255,000 and 1,000,000 common shares valued at $250,000. Of the $400,000 of acquired intangible assets, $300,000 has been assigned to current products and $100,000 has been assigned to future products.

        c) In Note 3, Significant Accounting Policies, an allowance for doubtful accounts paragraph and a stock compensation paragraph have been added.

        d) Note 6, Intangibles, has been changed as follows:


        As reported

6.      INTANGIBLE ASSETS

        Balance, May 27, 2005                           $      -
        Intangibles purchased during the period          400,000
        Impairment of intangibles                      ( 150,000)
                                                       ----------
        Balance, July 31, 2005                          $250,000
                                                       ==========

        As restated

6.      INTANGIBLE ASSETS


                                         Current         Future
                                         Products        Products      Total
                                         --------        --------      --------
         Balance, May 27, 2005           $      -        $      -      $      -
         Intangibles purchased during
           the period                     300,000         100,000       400,000
         Impairment of intangibles       ( 50,000)      ( 100,000)    ( 150,000)
                                         --------        --------      --------
         Balance, July 31, 2005          $250,000        $      -      $250,000
                                         ========        ========      ========

        Intangibles are tested annually at year end for impairment. For current products, intangibles relating to shelf space and contacts have been adjusted to remove future product sales as there is no assurance that they will materialize in the upcoming year. Intangibles were written off for future products since management does not have an expected start date for production and there is no assurance that future sales will materialize in the upcoming year.

        e) Note 10, Income Taxes, has been restated as a result of the changes to Note 11 a) as follows:

                                                                           F33

10.     INCOME TAXES

        The following is a reconciliation comparing income taxes calculated at the statutory rates to the amounts provided in the accompanying financial statements:

        The Company's computation of income tax recovery is as follows:




                                                   As Reported     As Restated
        Net loss for the period                      ($259,513)      ($334,513)
        Enacted income tax rate                             36%             36%
                                                   ------------    ------------
        Income tax recovery at enacted rate           ( 93,425)      ( 124,024)
        Non-deductible expenses                         59,386          59,386
        Change in valuation allowance                   34,039          64,638
                                                   ------------    ------------
        Income tax expense                            $      -        $      -
                                                   ============    ============


        Components of the Company's net future
          income tax assets are:

        Non-capital loss carry forward               $  34,039        $ 64,638
        Valuation allowance                           ( 34,039)       ( 64,638)
                                                   ------------    ------------
        Net future income tax assets                 $       -        $      -
                                                   ============    ============


                                                                           F34

                                  VITAL PRODUCTS, INC.
                                 Financial Statements
                           Nine Months Ended April 30, 2006




                                 VITAL PRODUCTS, INC.

                                         INDEX

                           Nine Months Ended April 30, 2006


                                                                      Page


FINANCIAL STATEMENTS

       Balance Sheet as of April 30, 2006 (Unaudited)....................F36

       Statements of Operations for the Nine Months
           Ended April 30, 2006 (Unaudited)..............................F37

       Statements of Shareholders' Deficit for the Nine Months
           Ended April 30, 2006 (Unaudited)..............................F38

       Statements of Cash Flows for the Nine Months Ended
           April 30, 2006 (Unaudited)....................................F39


NOTES TO FINANCIAL STATEMENTS......................................F40 - F46


                                                                           F35

VITAL PRODUCTS, INC.    Statement I
Balance Sheet
As at April 30, 2006 and July 31, 2005
(Unaudited)


                                                      April 30,       July 31,
                                                           2006           2005


ASSETS
    Current
        Cash                                        $    11,376    $         -
        Accounts receivable                              74,895         82,688
        Inventory (note 6)                               29,945        144,880
        Prepaid expenses and deposits                         -            550
                                                    -----------    -----------
                                                        116,216        228,118
                                                    -----------    -----------
    Other
        Equipment, net of accumulated
          depreciation (note 7)                         683,312        820,784
        Intangibles (note 8)                            250,000        250,000
                                                    -----------    -----------
                                                        933,312      1,070,784
                                                    -----------    -----------
                                                    $ 1,049,528    $ 1,298,902
                                                    ===========    ===========

LIABILITIES
    Current
        Accounts payable and accrued liabilities    $    64,164    $   241,900
        Loan payable                                          -         43,714
        Notes payable (note 10)                       1,375,933      1,022,251
                                                    -----------    -----------
                                                      1,440,097      1,307,865
                                                    -----------    -----------

SHAREHOLDERS' DEFICIT
    Capital stock (note 11)                               1,075          1,075
    Additional paid-in capital                          334,475        334,475
    Accumulated other comprehensive loss                (19,801)             -
    Deficit                                            (706,318)      (344,513)
                                                    -----------    -----------
                                                       (390,569)        (8,963)
                                                    -----------    -----------
                                                    $ 1,049,528    $ 1,298,902
                                                    ===========    ===========


The accompanying notes are an integral part of
the consolidated financial statements.                                     F36

VITAL PRODUCTS, INC.    Statement II
Statement of Operations
For the Period from August 1, 2005 to April 30, 2006
With Comparatives for the Period from May 27, 2005 to July 31, 2005
(Unaudited)




                                           For The Period       For The Period
                                           August 1, 2005       May 27, 2005 to
                                           to April 30, 2006    July  31, 2005


Sales                                            $   362,307       $   107,196
Cost of sales                                        343,317           103,339
                                                 -----------       -----------
Gross profit                                          18,990             3,857

Operating expenses
  Depreciation                                       128,639            34,216
  Selling, general and administrative expenses       103,921           146,904
                                                 -----------       -----------
    Total operating expenses                         232,560           181,120
                                                 -----------       -----------
Net operating loss                                 ( 213,570)        ( 177,263)

Other income (expense)
  Financing costs                                  ( 148,775)         ( 17,250)
  Gain on currency exchange                              540                 -
  Intangible impairment                                    -         ( 150,000)
                                                 -----------       -----------
Net loss for the period                           ($ 361,805)       ($ 344,513)
                                                 ===========       ===========
Net loss per common share                            ($ 0.03)          ($ 0.03)
                                                 ===========       ===========
Weighted average number of common
  shares outstanding                              10,750,000        10,442,307
                                                 ===========       ===========


The accompanying notes are an integral part of
the consolidated financial statements.                                     F37

VITAL PRODUCTS, INC.    Statement III
Statement of Shareholders' Deficit
For the Period from August 1, 2005 to April 30, 2006
With Comparatives for the Period from May 27, 2005 to July 31, 2005
(Unaudited)


                                                                           Accumulated
                                                                              Other
                                                     Additional           Comprehensive
                                      Common Stock      Paid                  Income
                                   Number     Amount   Capital     Deficit    (Loss)     Total
 -----------------------------------------------------------------------------------------------

Balance, May 27, 2005                   -  $       -  $       -  $       -  $       -  $       -

Share issuance for loans        5,500,000        550          -          -          -         550
Share issuance for purchase of
    equipment and intangibles   1,000,000        100    249,900          -          -     250,000
Share issuance for services     4,250,000        425     84,575          -          -      85,000
Net loss                                -          -          -   (344,513)         -    (344,513)
 -----------------------------------------------------------------------------------------------
Balance, July 31, 2005         10,750,000      1,075    334,475   (344,513)         -      (8,963)

Foreign exchange (loss)                 -          -          -          -     26,740      26,740
Net loss for the period                 -          -          -    (95,879)         -     (95,879)
 -----------------------------------------------------------------------------------------------
Balance, October 31, 2005      10,750,000      1,075    334,475   (440,392)    26,740     (78,102)

Foreign exchange (loss)                 -          -          -          -    (40,689)    (40,689)
Net loss for the period                 -          -          -   (140,439)         -    (140,439)
 -----------------------------------------------------------------------------------------------
Balance, January 31, 2006      10,750,000      1,075  $ 334,475   (580,831)   (13,949)   (259,230)

Foreign exchange (loss)                 -          -          -          -     (5,852)     (5,852)
Net loss for the period                 -          -          -   (125,487)         -    (125,487)
 -----------------------------------------------------------------------------------------------

Balance, April 30, 2006        10,750,000  $   1,075  $ 334,475   $706,318)  ($19,801)  ($390,569)
=================================================================================================



The accompanying notes are an integral part of
the consolidated financial statements.                                     F38

VITAL PRODUCTS, INC.    Statement IV
Statement of Cash Flows
For the nine month period August 1, 2005 to April 30, 2006
With Comparatives for the Period from May 27, 2005 to July 31, 2005
(Unaudited)



                                           For The Period       For The Period
                                           August 1, 2005       May 27, 2005 to
                                           to April 30, 2006    July  31, 2005

Operating activities
    Net loss for the period                      ($  361,805)        ($344,513)
    Adjustments to reconcile net loss
      to net cash provided (used)
        by operating activities:
            Depreciation                             128,639            34,216
            Shares issued for services                     -            85,000
            Intangible impairment                          -           150,000
            Interest on notes payables               150,750            17,251
            Foreign exchange conversion (net)       ( 19,801)                -
            Change operating assets and liabilities:
                Accounts receivable                    7,793          ( 82,688)
                Inventory                            114,935          (144,880)
                Prepaid expenses                         550                 -
                Accounts payable and
                  accrued liabilities              ( 168,903)          241,900
                                                   ----------         --------
Net cash used by operating activities              ( 147,842)         ( 43,714)
                                                   ----------         --------
Financing activities
   Proceeds from loans                               159,218            43,714
                                                   ----------         --------
Net cash provided by financing activities            159,218            43,714
                                                   ----------         --------
Net increase in cash                                  11,376                 -
Cash at beginning of period                                -                 -
                                                   ----------         --------

Cash at end of period                           $     11,376        $        -
                                                   ----------         --------
Non-cash items
    Acquisition of intangibles                  $          -        $  400,000
    Acquisition of equipment                               -           855,000
    Note payable                                           -         1,005,000
    Issuance of shares                                     -           250,000

The accompanying notes are an integral part of
the consolidated financial statements.                                     F39

VITAL PRODUCTS, INC.
Notes to Financial Statements
April 30, 2006
(Unaudited)


1.      FINANCIAL STATEMENTS

        The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 2006, results of operations and cash flows for the nine month ended April 30, 2006. Results for the nine month period are not necessarily indicative of fiscal year results.

        The accompanying unaudited financial statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the fiscal period ended July 31, 2005.

        The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.


2.      MANAGEMENT'S PLAN

        The Company's cash flow requirements have been supported through operations and loan advances and the Company is planning on entering into a financing agreement for an equity line of credit once they become listed on the Nasdaq OTCBB.

        Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.


3.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        Vital Products, Inc. (the "Company") was incorporated in the State of Delaware on May 27, 2005. The Company purchased the Childcare Division of On The Go Healthcare, Inc. on July 5, 2005 which manufactures and distributes infant care products.


4.      LIQUIDITY

        During the nine month period ended April 30, 2006 and period ended July 31, 2005, the Company incurred losses of $706,318 and $344,513, respectively and cash used by operations was ($147,842) and ($43,714), respectively. The Company financed its operations through loans payable and vendor's credit.

        Management believes that the net cash proceeds from operations and further issuance of shares and other debt facilities will be sufficient to meet their cash requirements for July 31, 2006.

                                                                           F40

5.      SIGNIFICANT ACCOUNTING POLICIES

        Going Concern

        These financial statements have been prepared on a going concern basis and do not include any adjustments to the measurement and classification of the recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has experienced losses in the period and there is limited working capital. The Company's ability to realize its assets and discharge its liabilities in the normal course of business is dependent upon continued support. The Company is currently attempting to obtain additional financing from its existing shareholders and other strategic investors to continue its operations. However, there can be no assurance that the Company will obtain sufficient additional funds from these sources.

        These conditions cause substantial doubt about the Company's ability to continue as a going concern. A failure to continue as a going concern would require that stated amounts of assets and liabilities be reflected on a liquidation basis that could differ from the going concern basis.

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

        Basic Loss Per Share

        Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

        Allowance for Doubtful Accounts

        The Company records an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in its' accounts receivable. Each month the Company reviews this allowance and considers factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Receivables are charged off against the allowance for doubtful accounts when it becomes probable that a receivable will not be recovered.

                                                                           F41

        Foreign Currency Translation

        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign exchange are included as a component of other comprehensive income (loss) within stockholders' equity.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of accounts receivable, accounts payable and accrued liabilities, notes payable and loan payable approximates the carrying value.

        Inventory

        Inventory is valued at the lower of cost or market value. Cost is determined on a first in first out basis.


5.      SIGNIFICANT ACCOUNTING POLICIES (continued)

        Equipment

        Equipment is recorded at cost less accumulated depreciation. Depreciation of equipment is provided annually on a declining basis and on moulds on a straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable:

        Manufacturing equipment         20% declining balance
        Moulds                          3 years straight line


        Intangibles

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 27, 2005, the Company evaluates the carrying value of intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of the Company's intangible asset, completed as of July 31, 2005 in accordance with
        (SFAS) No. 142 resulted in an impairment loss.

                                                                           F42

        Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods.
        Sales are reflected net of discounts and returns.

        Income Taxes

        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS)
        No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        Stock Based Compensation

        The Company accounts for its stock based compensation in accordance with Financial Accounting Standards Board 123(R), Accounting for Stock-Based Compensation. SFAS No. 123(R) requires all share-based payments to employees and non-employees, to be recognized in the income statement based on their fair values.

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.


6.      INVENTORY

        Inventories consist of the following:


                                                April 30,        July 31,
                                                     2006            2005

                Finished goods                  $      -        $  96,919
                Raw materials                     29,945           47,961
                                                --------        ---------
                                                $ 29,945         $144,880
                                                ========        =========

                                                                           F43

7.      EQUIPMENT

        Equipment consists of the following as of:

                                               April 30,        July 31,
                                                     2006            2005

                Machinery and equipment          $ 606,000       $606,000
                Moulds                             249,000        249,000
                                                 ---------      ---------
                                                   855,000        855,000
                Less:  Accumulated depreciation  ( 171,688)       (34,216)
                                                 ---------      ---------
                Property and equipment, net      $ 683,312       $820,784
                                                 =========      =========



8.      INTANGIBLE ASSETS



                                         Current         Future
                                         Products        Products      Total
                                         --------        --------      --------
         Balance, May 27, 2005           $      -        $      -      $      -
         Intangibles purchased during
           the period                     300,000         100,000       400,000
         Impairment of intangibles       ( 50,000)      ( 100,000)    ( 150,000)
                                         --------        --------      --------
         Balance, July 31, 2005          $250,000        $      -      $250,000
                                         ========        ========      ========

        Intangibles are tested annually at year end for impairment. For current products, intangibles relating to shelf space and contacts have been adjusted to remove future product sales to one customer as there is no assurance that they will materialize in the upcoming year. Intangibles were written off for future products since management does not have an expected start date for production and there is no assurance that future sales will materialize in the upcoming year.


10.     NOTES PAYABLE

        Notes payable comprise of two promissory notes which were part of the consideration for the purchase of the assets of the Childcare Division of On The Go Healthcare, Inc. In February 2006, the Company replaced these original notes with two new secured promissory notes totaling $1,206,000 which included additional accrued interest of $201,000. These notes bear interest at 20% per annum, allow for the lender to secure a portion of the Company assets up to 200% of the face value of the notes and mature one year from the date the Company has a registration statement accepted by the Securities and Exchange Commission. As of the report date, the lender had not secured any of the Company's assets.


                                        April 30,           July 31,
                                             2006               2005

                Principal              $1,206,000         $1,005,000
                Interest                  169,933             17,251
                                       ----------         ----------
                                       $1,375,933         $1,022,251
                                       ==========         ==========

                                                                           F44

11.     CAPITAL STOCK

        Authorized:
              100,000,000 common shares with a $0.0001 par value
                1,000,000 preferred shares with a $0.01 par value


                                        April 30,           July 31,
                                             2006               2005
        Issued:
         10,750,000 common shares          $1,075             $1,075
                                           ======             ======


12.     INCOME TAXES

        The following is a reconciliation comparing income taxes calculated at the statutory rates to the amounts provided in the accompanying financial statements:

        The Company's computation of income tax recovery is as follows:



                                                April 30,           July 31,
                                                     2006               2005

        Net loss for the period                ($ 361,805)         ($334,513)
        Enacted income tax rate                        36%                36%
                                               -----------        -----------
        Income tax recovery at enacted rate     ( 130,250)        ( 120 ,424)
        Non-deductible expenses                         -             59,386
        Change in valuation allowance             130,250             61,038
                                               -----------        -----------
        Income tax expense                      $       -           $      -
                                               ===========        ===========

        Components of the Company's net
          future income tax assets are:

        Non-capital loss carry forward           $191,288           $  61,038
        Valuation allowance                     ( 191,288)           ( 61,038)
                                               -----------        -----------
        Net future income tax assets             $      -           $       -
                                               ===========        ===========


                                                                           F45

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.

        The non-capital loss expires in 2012 and 2013.

13. RELATED PARTY TRANSACTIONS

        At April 30, 2006, the Company transferred all inventory relating to Heinz products, to Leda Health Innovations Inc. to reduce their accounts payable balance at period end. Leda Health Innovations Inc. is owned by David Walt who is a shareholder of the Company.



                                                                           F46

                             VITAL PRODUCTS, INC.
                             Unaudited Pro Forma
                           Statement of Operations
                                July 31, 2005


VITAL PRODUCTS, INC.

Unaudited Pro Forma Statement of Operations

INDEX

July 31, 2005

                                                                        Page

FINANCIAL STATEMENTS

       Unaudited Pro Forma Statement of Operations.........................F48


NOTES TO THE PRO FORMA STATEMENT OF OPERATIONS.............................F49


REPORT.....................................................................F50






                                                                           F47

VITAL PRODUCTS, INC.
Unaudited Pro Forma Statement of Operations
For the Year Ended July 31, 2005




                                                                      2005

Sales                                                          $   923,786
                                                               -----------

Cost of sales                                                      803,694
                                                               -----------

Gross profit                                                       120,092
Selling, general and administrative expenses                       603,012
                                                               -----------
Net operating loss                                               ( 482,920)
Financing costs                                                   ( 17,250)
Intangible impairment                                            ( 150,000)
                                                               -----------

Net loss for the year                                           ($ 650,170)
                                                               -----------

Net loss per common share                                          ($ 0.06)
                                                               -----------

Weighted average number of common shares outstanding            10,442,307
                                                               -----------


                                                                           F48

VITAL PRODUCTS, INC.
Notes to the Unaudited Pro Forma Statement of Operations
For The Securities and Exchange Commission As of July 31, 2005



1.      BASIS OF PRESENTATION

        The accompanying unaudited pro forma statement of operations of Vital Products, Inc. for the year ended July 31, 2005 has been prepared to give effect to the purchase of the Childcare Division from On The Go Healthcare, Inc. Vital Products, Inc. had no other operations besides the purchased Childcare Division as at August 1, 2004. In the opinion of Vital Products, Inc.'s management, the unaudited pro forma statement of operations includes all adjustments necessary for the fair presentation of the transaction in accordance with the requirements of the Securities Exchange Commission.

        No pro forma balance sheet has been included for Vital Products, Inc. as the audited balance sheet for the year ended July 31, 2005 already reflects the acquisition of the Childcare Division.

        The unaudited pro forma statement of operations was prepared for illustrative purposes only and may not be indicative of the operating results that would have occurred if the acquisition had been completed on August 1, 2004.



2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

        a) A full year of depreciation and amortization is reflected in the accounts.

        b) A gross margin percentage of approximately 13% was utilized in deriving the cost of sales.

        c) Sales and net loss figures for the period prior to acquisition were derived from the records of the vendor, On The Go
           Healthcare, Inc.

        d) The aggregate purchase price is $1,000,000 compensated by issuing 1,000,000 common shares valued at $0.25 per share amounting to $250,000 and a $750,000 promissory note.


                                                                           F49

To the Shareholders of
Vital Products, Inc.



We have read the accompanying unaudited pro forma statement of operations of Vital Products, Inc. for the year ended July 31, 2005 and have performed the following procedures:

1. Compared the figures to the combined amounts included in Vital Products, Inc. for the period May 27, 2005 to July 31, 2005 and prior amounts included in the Childcare Division of On The Go Healthcare, Inc.

2. Made enquiries of certain officials of Vital Products, Inc. who have responsibility for financial and account matters about:

        a) The basis for determination of the pro forma adjustments; and

        b) Whether the unaudited pro forma statement of operations comply as to form in all material respects with the requirements of the Securities Exchange Commission.

        The officials:

        a) Described to us the basis for determination of the pro forma adjustments; and

        b) Stated that the pro forma statement of operations comply as to form in all material respects with the requirements of the Securities Exchange Commission.

3. Recalculated the application of the pro forma adjustments for the year ended July 31, 2005 and found the amounts to be arithmetically correct.

        A pro forma financial statement is based on management's assumptions and adjustments, which are inherently subjective. The foregoing procedures are substantially less than either an audit or review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma financial statements, and we therefore, make no representations about the sufficiency of the procedures for the purposes of a reader of such statements.






Toronto, Ontario                                /s/ Danziger & Hochman
April 7, 2006                                   ----------------------
                                                Chartered Accountants

                                                                           F50

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants. None of our principal independent accountants have resigned or declined to stand for re-election.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and our By-laws provide that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

- for any breach of the director's duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

- for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Certificate of Incorporation and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Certificate of Incorporation or By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions.

                                                   Amount to Be paid

        SEC Registration Fee                                $    900
        Printing and Edgarizing expenses                    $  1,500
        Legal fees and expenses                             $ 16,000
        Accounting fees and expenses                        $  5,000
        Transfer agent                                      $    500
        Stock certificates                                  $    300
        Miscellaneous                                       $    800

        Total                                               $ 25,000

RECENT SALES OF UNREGISTERED SECURITIES

On May 27, 2005, we issued the following shares of common stock to the following individuals or entities:

                                                      Shares of Stock
                                                      ---------------

Michael Levine                                              4,000,000

David Walt                                                  1,500,000

Nadav Elituv                                                  500,000

The Cellular Connection Ltd.                                  500,000

Ara Blain                                                     500,000

Simeon Wohlberg                                               500,000

Brett W. Gold                                                 500,000

Al Kau                                                        500,000

Doug Clark                                                    500,000

Trust to Benefit On the Go Healthcare Shareholders          1,000,000

The securities issued in the foregoing transactions were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act:

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional changed material information on the plan of distribution.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) That for the purpose of determining any liability under the Securities Act to any purchaser:

   (1) If the small business issuer is relying on Rule 430B (section 230.430B of this chapter):

     (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(section 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
         (b)(5), or (b)(7) (section 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)(section230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

   (iii) Each prospectus filed pursuant to Rule 424(b)(section 230.424(b) of this chapter)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (section 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any such document immediately prior to such date of first use.

EXHIBITS

3.1 Certificate of Incorporation (included as exhibit 3.1 to the Form SB-2 filed August 29, 2005 and incorporated herein by reference).

3.2 By-laws (included as exhibit 3.2 to the Form SB-2 filed August 29, 2005 and incorporated herein by reference).

4.1   Form of Stock Certificate.

5.1*  Opinion re: legality of Amy M Trombly, Esq.


10.1 Asset Sale Agreement between the Company and On the Go Healthcare, Inc. dated July 5, 2005 (included as exhibit 10.3 to the Form SB-2 filed August 29, 2005 and incorporated herein by reference).

10.2 Secured Promissory Note between the Company and On the Go Healthcare, Inc. dated February 23, 2006.

10.3 Secured Promissory Note between the Company and On the Go Healthcare, Inc. dated February 23, 2006.

10.4 Vital Products, Inc. Trust Agreement between the Company and Amy Trombly as Trustee dated May 27, 2005.

23.1  Consent of Independent Auditors

23.2  Consent of Independent Auditors

23.3* Consent of Counsel (contained in Exhibit 5.1)


* to be filed by amendment

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Concord, Province Ontario, Country of Canada, on October 26, 2006.

                                              Vital Products, Inc.


                                              By:/s/ Michael Levine
                                              --------------------------
                                              Michael Levine, President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                       Title                                      Date


By:/s/ Michael Levine                                          October 26, 2006
- ------------------------ President, Chief Executive Officer, ----------------
Michael Levine              Chairman and Director

By:/s/ Henry Goldberg      Chief Financial Officer and         October 26, 2006
- ------------------------ Accounting Officer and Director     ----------------
Henry Goldberg

By:/s/ Bram Lecker         Director                            October 26, 2006
- ------------------------                                     ----------------
Bram Lecker